UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2020

QUANTERIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38319	20-8957988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Middlesex Turnpike Billerica, MA	01821
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (617) 301-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	QTRX	The Nasdaq Global Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2020, Quanterix Corporation (the “Company”), issued a press release announcing the appointment of William Geist as the Company’s Chief Operating Officer, effective November 16, 2020. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Mr. Geist, age 51, joins the Company from Thermo Fisher Scientific where he served as Vice President, General Manager, Protein & Cell Analysis from January 2020 to November 2020 and Vice President, General Manager, qPCR from July 2015 to December 2019. In connection with his employment, Mr. Geist and the Company have entered into an employment agreement (the “Employment Agreement”) as of November 9, 2020. Under the Employment Agreement, Mr. Geist’s at-will employment with the Company commenced on November 16, 2020. His initial annualized base salary will be $400,000. Mr. Geist will be eligible to receive an annual performance bonus beginning with the Company’s 2021 performance year with a bonus target of up to $200,000. Mr. Geist will receive a sign-on equity award consisting of 40,045 restricted stock units (RSUs). The RSUs will vest over three years, with one-third vesting on the first anniversary of Mr. Geist’s actual start date and the remainder vesting ratably on a monthly basis over the next two years. Mr. Geist will also be eligible to receive a sign-on cash payment of $530,000, with $200,000 payable as soon as practicable after his start date and the balance of $330,000 payable on February 28, 2021. Mr. Geist will also be eligible to receive an annual equity grant as part of the Company’s next long-term equity award cycle, with a target grant date fair value of up to $800,000. In connection with his employment, Mr. Geist will be required to relocate to the Boston, Massachusetts area. To assist in his relocation, the Company will reimburse his reasonable relocation expenses.

If Mr. Geist’s employment is terminated by the Company without cause or he resigns for good reason, he will receive continued payment of his base salary for twelve months (the “Severance Period”), payment of an amount equal to his annual target bonus for the year of termination, acceleration of unvested equity awards that would have vested during the Severance Period, and health benefits continuation during the Severance Period. If Mr. Geist’s employment is terminated by the Company without cause or he resigns for good reason in connection with a change-in-control, all of his outstanding but unvested equity awards will become fully vested. Receipt of the foregoing termination benefits will be subject to Mr. Geist’s execution of a separation agreement, including certain restrictive covenants and a general release of all claims, in a form acceptable to the Company.

The foregoing description of the principal terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Mr. Geist and the Company dated November 9, 2020.

99.1	Press Release dated November 18, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANTERIX CORPORATION

By:	/s/ Amol Chaubal
Amol Chaubal
Chief Financial Officer

Date: November 18, 2020